EXHIBIT 8.1

{Letterhead of McDermott Will & Emery LLP}

February 10, 2006

CIT Funding Company, LLC, as Depositor

1 CIT Drive

Livingston, New Jersey 07039

Dear Sirs:

We have acted as special counsel to you (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the receivable-backed notes (the “Notes”) described in the prospectus and prospectus supplement which form a part of the Registration Statement. Each series of Notes will be issued pursuant to an indenture (the “Indenture”), substantially in the form filed with the Registration Statement, between the issuing entity (the “Issuing Entity”) and the indenture trustee, each as named in the related prospectus supplement. Certain rights of the holders of the Notes will be governed by a pooling and servicing agreement (the “Pooling and Servicing Agreement”) substantially in the form filed with the Registration Statement.

The opinion expressed herein is based on an application of the federal income tax laws of the United States of America as in effect as of the date hereof and no assurance can be given that legislative enactments, administrative rulings or judicial decisions may not be forthcoming that would modify or supersede our opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or a court. We undertake no obligation to update or modify the opinion expressed herein in the event there is a change in applicable law or the interpretation thereof or the facts or documents upon which the opinion is based, any of which could affect our conclusions. We express no opinion other than as to the federal income tax laws of the United States of America.

We hereby confirm that statements of law and legal conclusions with respect thereto set forth under the captions “U.S. Taxation” and “Material Federal Income Tax Consequences” in the prospectus and in the prospectus supplement under the heading “Tax Matters” are correct in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP